EXHIBIT 99

                                            FOR:   Consolidated Graphics, Inc.

                                    APPROVED BY:   Ronald E. Hale, Jr.
                                                   Vice President & Treasurer
                                                   (713) 529-4200

                                        CONTACT:   Betsy Brod/Nancy Healy
                                                   Media: Stan Froelich
                                                   Morgen-Walke Associates, Inc.
                                                   (212) 850-5600

FOR IMMEDIATE RELEASE

          CONSOLIDATED GRAPHICS TO ACQUIRE COURIER PRINTING COMPANY
                         IN NASHVILLE, TENNESSEE

     HOUSTON, TEXAS- December 22, 1997 - Consolidated Graphics, Inc. (NYSE:CGX) today announced the signing of a letter of intent to acquire Courier Printing Company of Nashville, Tennessee. Terms of the transaction were not disclosed. Courier Printing, a premier commercial printer in the Nashville market, provides high quality color printing products to corporate and publishing accounts throughout Middle Tennessee. Formed in the late 1920's as part of a family-owned newspaper group, Courier has evolved into one of the area's largest privately-held commercial printing operations.

     Tommy Bragg, Chief Executive Officer of Courier, and Ralph Williams, Chief Operating Officer, will continue to lead the company after the transaction is completed. Commenting on the announcement, Bragg said, "Consolidated Graphics is the ideal partner for Courier Printing Company. We have successfully combined a family-style concern for service and quality with a business-like approach to operations. This is the same approach Consolidated Graphics has used across the country to become the leading commercial printer in the U.S."

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, stated, "With the acquisition of Courier Printing Company, we add a company that is not only a market leader, but an industry leader as well. In his current position as Chairman of the Printing Industry Association of the South, Tommy Bragg leads a trade association representing nearly 500 printers and graphic arts companies in the seven-state southeast region. Courier Printing has achieved its success through the hard work of talented and committed employees, and the sound management of Bragg and Williams along with partners Robin Robertson, Ronald Robertson, Ken Fitzwater, and William Keathley. We look forward to helping them continue their strong performance in the future."

     Consolidated Graphics, Inc is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 29 companies with annualized revenues in excess of $280 million.

     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions that are subject to the execution of definitive agreements, general economic conditions, continued demand for its product, the availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.

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